Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of PaxMedica, Inc. (the “Company”) on Amendment 1 to Form S-1 of our report dated March 29, 2023, which includes an explanatory paragraph to the Company’s ability to continue as a going concern, with respect to our audits of the financial statements of the Company as of December 31, 2022 and 2021 and for the two years ended December 31, 2022 appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2022. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp

New York, NY

November 16, 2023